DAMASK HOLDING LIMITED
                         108 Halkett Place
                            P.O. Box 484
                    St. Helier, Jersey  JE4 5SS
                          Channel Islands




                                       March 7, 1997

     Tirex America Inc.
     3767 Thimens, Suite 207
     ville St.Laurent
     Quebec Canada H4R 1W4

              Re: REMOVAL OF LEGEND FROM TIREX AMERICA INC, stock certificates Nos. TXC1006 & TXC1007
                   - 100,000 shares each;
                   Stock Certificate No. TXC1029 - 400,000 shares; and all other Subsequent Tranches issued Certificates

     Gentlemen:

         The undersigned, Damask Holdings Limited (the "Beneficial Share-holder") hereby requests that you authorize your transfer agent to remove the restrictive legend from the above stock certificates (the "Cert-ificates") which are standing in the name of Barclay's Private Bank & Trust Limited in behalf of and for the account of the undersigned. The undersigned acknowledges and agrees that the forty (40) day restricted period respecting the stock represented by the said certificates (the "Shares") has not yet expired and that the Shares can therefore be sold only within the limitation of Regulation S of the United States Securities Act of 1933, as amended ("Regulation S"). The reason for our seeking the removal of the restrictive legends from the said certificates is to facilitate our ability to sell some of the Shares in accordance with the requirements of Regulation S, in connection with which, the undersigned hereby represents, warrants and covenants, as follows:

         1. Except for such provisions which relate solely to the inscription of the restrictive legend on the Certificates, the undersigned Beneficial Shareholder hereby reiterates, and confirms, as at the date hereof, the accuracy and completeness of, all representations, warranties, and covenants made by it in the subscription agreement, dated December
     20, 1996 between the Beneficial Shareholder and Tirex America Inc. (the "Issuer") pursuant to which the Beneficial Shareholder has the right to purchase a total of five million, five hundred fifty-five thousand, five hundred fifty-five (5,555,555) shares of the common stock of the Issuers at a purchase price of twenty-seven United States cents (US $0.27) per share, aggregating to approximately one million, five hundred thousand United States Dollars (US $1,500,000), with all such shares to be

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     Tirex America Inc.
     March 7, 1997
     Page 2

     purchased during the approximately six-month period which commenced on December 20, 1996 and will end on June 23, 1997.

         2. The undersigned Beneficial Shareholder hereby acknowledges that it is aware of the requirements of Rule 902(m) of Regulation S and that all such requirements must be met in order for the forty (40) day re-stricted period applicable to the Shares to commence, which commencement shall in no event be prior to the closing of the offering of a total of five million, five hundred fifty-five thousand, five hundred fifty-five (5,555,555) shares of the common stock of the Issuer currently open to the undersigned pursuant to the terms and conditions of the Subscrip-tion Agreement.

         3. The undersigned Beneficial Shareholder hereby covenants and agrees to implement transactional and offering restrictions, as required by Regulation S, sufficient to insure that the offer and sale of the Shares which was made by the Issuer to the undersigned Beneficial Share-holder will remain, and any subsequent offers and resales of the Shares which may be made by the Beneficial Shareholder will be made, in confor-mance with the requirements of Rule 903(c)(3) and, if applicable to re-sales by the Beneficial Shareholder, with the requirements of Rule 904.

         4. The undersigned Beneficial Shareholder hereby further covenants and agrees that in order to effectuate the implementation of the trans-actional and offering restrictions referred to in Paragraph 3 above, in connection with any sale of the Shares made prior to the expiration of the forty (40) day restricted period, it will perform all due diligence investigations and obtain and examine all representations from any pros-pective purchaser together with all documentary evidence needed to sup-port the accuracy and completeness of such representations, as is neces-sary to ensure to the satisfaction of the Beneficial Shareholder and of the Issuer that:

         (a) every such sale will be made in an "offshore transaction" as that term is defined in Rule 902(i);

         (b) no directed selling efforts, as that term is defined in Rule 902(b), shall be made in the United States by the Issuer, a dis-tributor, any of their respective affiliates, or any person act-ing on behalf of any of the foregoing;

         (c) that at the time of every such sale, the Issuer is current in its 1934 Act reporting requirements;

         (d) that the following offering restrictions will be implemented in accordance with Rule 902(b) of Regulation S;





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     Tirex America Inc.
     March 7, 1997
     Page 3

              (i) all offers and sales of the Shares by the Beneficial Share-holder, or by any purchaser from the Beneficial Shareholder, made prior to the expiration of the 40-day restricted period shall be made only: (i) in accordance with the provisions of Rule 903(c)(2) or, if applicable, Rule 904; (ii) pursuant to registration of the Shares under the Act; or (iii) pur-suant to any available exemption from the registration re-quirements of the Act; and

              (ii) that all offering materials and documents (other than press releases) used in connection with offers and sales of the Shares prior to the expiration of the restricted period specified in Rule 903(c)(2) shall include statements to the effect that the Shares have not been registered under the Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the Shares are registered under the Act, or an exemption from the registration requirements of the Act is available. Such statements shall appear in all places designated in Rule 902
                   (b) (2) (i) - (iii);

         (e) that the offer or sale of any of any of the Shares, if made prior to the expiration of the 40-day restricted period, will not he made to a U.S. person, as that terms defined in Rule 902(o), or for the account of a U.S. person (other than a distributor); and

         (f) the Beneficial Shareholder will send to any person who purchases any of the shares from it (if such purchaser is a distributor, dealer [as defined in Section 2(12) of the Act], or a person receiving a selling concession, fee or other remuneration in respect of the Shares), a confirmation or other notice to the Purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor and that the Shares may be offered and sold during the restricted period only; (i) in accordance with the provisions of Regulation S; (ii) pursuant to registration under the Act; or (iii) pursuant to an available exemption from the registration requirements of the Act, and the Beneficial Shareholder acknowledges that in connection with its purchase of the Shares from the Issuer, the Issuer sent such notice to the Beneficial Shareholder.










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     Tirex America Inc.
     March 7, 1997
     Page 4

         We also request that all other tranches certificates subsequently be issued without restrictive legend.

                                       Very truly yours,

                                       DAMASK HOLDINGS LIMITED



                                       By/s/ J.C. Brannam
                                         J.C. Brannam, Director


     ACCEPTED AND AGREED:

     TIREX AMERICA INC.



     BY/s/ Terence c. Byrne
          Terence C. Byrne, President

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